Exhibit 99.1

For Immediate Release

Contact:	Timothy McKenna (investors) 312-580-4637
John Haudrich (investors) 314-746-1266
Tom Lange (media) 314-746-1236
Mylène Labrie (Canada) 514-864-5103

SMURFIT-STONE ANNOUNCES ORGANIZATIONAL CHANGES

John M. Riconosciuto Named Chief Operating Officer;

Container Business Reorganized Along Functional Lines

CHICAGO, October 26, 2005 – Smurfit-Stone Container Corporation (Nasdaq: SSCC) today announced the following changes in its organization, effective immediately.

John M. Riconosciuto has been appointed chief operating officer.  Riconosciuto, 53, has more than 25 years experience in the paper packaging industry. He joined the company in 1986 and has been senior vice president and general manager, consumer packaging operations, since January 2004.  All of the company’s operating divisions will report to him.  He will continue to report to Patrick J. Moore, chairman, president and chief executive officer.

“John’s experience and expertise at a senior level have been critically important to the company,” Moore said.  “In his new role, John will be able to apply his experience and expertise across all our operations.  Smurfit-Stone has a competitive mill system and a leading market share in its corrugated packaging business, and we have significant opportunities to make them better. We are confident that John can help us better identify and take advantage of those opportunities.”

Smurfit-Stone will realign the management of its corrugated container business along functional lines, dividing responsibility between manufacturing and marketing, centralizing the functions.  To lead this effort, two new positions have been established.

Lane W. Hunter, 53, has been appointed senior vice president, sales and marketing for the corrugated container operations.  He will be responsible for providing strategic direction for the operations’ sales and marketing efforts, which includes the development, refinement and execution of targeted business strategies aimed at providing end-to-end merchandising solutions.  Hunter, who has spent 35 years in the corrugated business, has been senior vice president of Smurfit-Stone’s i2i (innovation to implementation) merchandising solutions business since June 2004.

John L. Knudsen, 48, has been appointed senior vice president of manufacturing for corrugated container operations.  He will lead the day-to-day coordination, planning and implementation of all production activities.  Knudsen has been vice president of strategic planning for the corrugated container operations since April 2005.  Key areas of focus will be enhancing plant specialization and furthering manufacturing excellence within the corrugated container organization to support Smurfit-Stone’s ability to deliver innovative customer solutions.

James P. Davis, 50, senior vice president and general manager of the container division, has resigned.  Hunter and Knudsen will assume his duties in the new operational structure and will report to Riconosciuto.

Mark R. O’Bryan, 42, has been appointed senior vice president of strategic initiatives. He is responsible for overseeing and measuring the progress of the company’s strategic initiatives.  O’Bryan has been vice president, operational improvement, for the consumer packaging division since April 2004.  He will report to Moore.

 “As we confront today’s complex and evolving marketplace, it is imperative that we structure our organization in such a way that facilitates streamlined decision-making and speed of execution,” Moore said. “The bottom line is that we must make it easier for our customers to do business with us.  This restructuring is a significant step in furthering our growth strategy as it allows us to approach, evaluate and execute business opportunities on a system-wide basis, thereby improving our ability to serve our customers.”

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Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry’s leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; and clay-coated recycled boxboard; and is one of the world’s largest collectors and marketers of recovered fiber. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 250 facilities, located primarily in the U.S., Canada and Mexico, and employs approximately 35,000 people.